CERTIFICATE OF TERMINATION OF SERIES
OF
MERRILL LYNCH MULTI-STATE LIMITED MATURITY MUNICIPAL SERIES TRUST

      The undersigned, constituting at least a majority of the Trustees of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust (the "Trust"), acting pursuant to Section 11.2(b) of the Trust's Declaration of Trust dated February 14, 1991, as amended (the "Declaration of Trust"), do hereby affirm Merrill Lynch California Limited Maturity Municipal Bond Fund has terminated as a series of the Trust in accordance with Section 11.2(a) of the Trust's Declaration of Trust.

IN WITNESS WHEREOF, the undersigned have caused the Certificate to be signed as of the 30th day of July, 2001.

/s/ Terry K. Glenn Terry K. Glenn	/s/ James H. Bodurtha James H. Bodurtha
/s/ Herbert I. London Herbert I. London	/s/ Roberta Cooper Ramo Roberta Cooper Ramo
/s/ Joseph L. May Joseph L. May	/s/ André F. Perold André F. Perold

     The Declaration of Trust establishing Merrill Lynch Multi-State Limited Maturity Municipal Series Trust, dated February 14, 1991, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Multi-State Limited Maturity Municipal Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Estate only shall be liable.